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                                                                   EXHIBIT 23.3

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4 dated July 29, 1998) and related Prospectus of Chesapeake Energy Corporation for the registration of $500,000,000 9 5/8% Series B Senior Notes Due 2005, and to the incorporation by reference therein of our report dated March 24, 1998, with respect to the consolidated financial statements and schedules of Hugoton Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                     /s/ ERNST & YOUNG LLP


Wichita, Kansas
July 28, 1998